Exhibit 1.6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Cornerstone Capita l Resources Inc. The Offer (as defined below) is being made solely by the Offer to Purchase and Circular (as defined below) and any amendments, supplements or modification s thereto, and is being made to all holders of Cornerstone Shares (as defined below). The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders (as defined below) residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrat ive or judicial action pursuant thereto.

NOTICE OF OFFER TO PURCHASE

all of the outstanding common shares of CORNERSTONE CAPITAL RESOURCES INC. By SolGold Canadian ExchangeCo Corp., a wholly-owned subsidiary of SOLGOLD PLC for consideration per common share of Cornerstone of either:

A.	11 ordinary shares of SolGold plc

- or -

at the election of certain holders, who are subject to tax in Canada,
B.	11 exchangeable shares of SolGold Canadian ExchangeCo Corp.

SolGold Canadian ExchangeCo Corp. (“ExchangeCo” or the “Offeror”), a wholly-owned subsidiary of SolGold plc (“SolGold”), hereby offers (the “Offer”) to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares (“ Cornerstone Shares”) of Cornerstone Capital Resources Inc. (“Cornerstone”) not already owned by SolGold or its affiliates, which includes Cornerstone Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer. SolGold beneficially owns or controls, directly or indirectly, 1,557,655 Cornerstone Shares and 500,000 Cornerstone warrants as of the date of this advertisement representing approximately 4.8% of the issued and outstanding Cornerstone Shares and 5.5% on a fully diluted basis.

Under the Offer, each holder of a Cornerstone Share (each a “Shareholder”, and collectively, the “Shareholders”) is entitled to receive 11 new ordinary shares in the capital of SolGold (each whole ordinary share, a “SolGold Share”), or in the case of certain Shareholders who are subject to tax in Canada, at the election of each such Shareholder, 11 exchangeable shares of ExchangeCo (each whole exchangeable share, an “Exchangeable Share”), in respect of each Cornerstone Share held (in either case, the “Offer Consideration”). The Exchangeable Shares of ExchangeCo will be exchangeable for SolGold Shares on a one-for-one basis and will have the rights, privileges, restrictions and conditions described in the Offer to Purchase and Circular dated June 30, 2020 (the “Offer to Purchase and Circular”) and the letter of transmittal (the “Letter of Transmittal”) and the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) accompanying the Offer to Purchase and Circular (collectively, the “Offer Documents”), copies of which are being filed with the securities commissions or similar authorities in Canada. Copies of the Offer Docu ments will be available at no cost under SolGold’s issuer profile at  www.sedar.com.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) (the “Expiry Time”) on October 14, 2020 (the “Expiry Date”) unless the Offer is abridged, extended or withdrawn by the Offeror in accordance with the Offer to Purchase and Circular.

The Cornerstone Shares are listed on the TSX Venture Exchange (“TSX-V”) under the symbol “CGP”. The existing SolGold Shares are listed on the Main Market of the London Stock Exchange (“LSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “SOLG”. SolGold will apply to list the SolGold Shares issuable under the Offer and the SolGold Shares issuable upon exchange of the Exchangeable Shares on the TSX and the LSE. Applications will be made to the United Kingdom Listing Authority for the SolGold Shares (but not the Exchangeable Shares) to be admitted to the UK Official List with a Standard Listing and to trading on the main market for listed securities of the LSE.

The most recent closing price for Cornerstone Shares on the TSX-V, the closing prices of SolGold Shares on the TSX and LSE respectively, the value of the Offer Consideration, the premium represented by the Offer Consideration and the dates for each of these items are all disclos ed in the Offer to Purchase and Circular.

The Offer is subject to certain conditions all of which are described in the Offer to Purchase and Circular. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Cornerstone Shares deposited under the Offer unless each of th e conditions of the Offer is satisfied or waived by the Offeror, as applicable, at or before the Expiry Time.

THE EXCHANGEABLE SHARES, SOLGOLD SHARES, AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQ UACY OF THE OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SolGold and the Offeror have engaged Kingsdale Advisors to act as depositary (the “Depositary”) and Kingsdale Advisors and Gryphon Advisors Inc. to act as information co-agents (the “Co-Agents”).

Registered Shareholders who wish to accept the Offer  must properly complete and execute the Letter of Transmittal accompanying the Offer  to Purchase and Circular and deposit it, together with original certificates or DRS advices representing Cornerstone Shares and all other required documents, with the Depositary, at its office  set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, beneficial  Shareholders  may accept  the Offer  by: (a) following the procedures for book-entry transfer of Cornerstone Shares described in the Offer to Purchase; or (b) following the procedures for guaranteed delivery and using the Notice of Guaranteed Delivery, which is provided and fully described in the Offer to Purchase and Circular.

Shareholders whose Cornerstone Shares are registered in the name of an investment adviser, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be a ble to deposit such Cornerstone Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender their Cornerstone Shares.

Any Cornerstone Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before th e Cornerstone Shares have been taken-up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable law and are fully described in the Offer to Purchase and Circular. The disposition of Cornerstone Shares under the Offer may be a taxable event in Canada for certain Shareholders. Shareholders should carefully review the Offer to Purchase and Circular in this respect and, as necessary, consult their own tax advisors with respect to their particular circumstances.

The Offeror is requesting the use of Cornerstone’s shareholder and security holder lists and security position listings for t he purpose of disseminating the Offer Documents to Shareholders. When that information is provided, the Offer Documents will be mailed to record holders of Cornerstone Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on Cornerstone’s shareholder and security holder lists or who are listed as participants in a security position listing for subsequent transmittal to beneficial  owners.

The information contained in this advertisement is a summary only. The Offer  is made solely by the Offer  Documents, all of wh ich are incorporated herein by reference.

The Offer Documents contain important information that Shareholders are urged to read in their entirety before making any decis ion with respect to the Offer. The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

Copies of the Offer Documents can be obtained without charge from the Depositary or Co-Agents. Q uestions or requests for assistance may be directed to the Depositary and Co-Agents at the address and telephone numbers set out below.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in R ule 405 promulgated under the U.S. Securities Act of 1933, as amended (the “ U.S. Securities Act”), and the Offer  to Purchase and Circular is subject to applicable disclosure requirements with Canadian provincial and federal corporate and take-over offer  rules. Shareholders resident in the United States (“U.S. Shareholders”) should be aware that such requirements are different from those of the United States applicable to registrations statements and prospectuses filed under the U.S. Securities Act i n respect of exchange offers  for securities of United States domestic issuers registered under the U.S. Securities Exchange Act of 1934, as amended.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY STATE IN THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE OR DIRECTED TO, NOR IS THIS DOCUMENT BEING MAILED TO, NOR WILL DEPOSITS OF CORNERSTONE SHARES BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY STATE IN THE UNITED STATES OR ANY OTHER JURISDICT ION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS AND REGULATIONS OF SUCH STATE OR OTHER JURISDICTION.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer  is made only for Cornerstone Shares and is not made for any warrants, options or any other rights to acquire Cornerstone Shares (collectively, “Convertible Securities”). Any holder of such Convertible Securities who wishes to accept  the Offer  should, to the extent permitted by the terms of  the Convertible Security and applicable laws, exercise, exchange or convert such Convertible Securities in order to obtain certificates or a DRS advice representing Cornerstone Shares and deposit those Cornerstone Shares under the Offer.

The tax consequences to holders of Convertible Securities of ex ercising or not exercising such securities are not described in the Offer to Purchase and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequ ences to them in connection with the decision to exercise or not exercise such securities.

Depositary is Kingsdale Advisors, Information Co-Agents are Kingsdale Advisors and/or Gryphon Advisors

130 King Street West, Suite 2950, P.O. Box 361, Toronto, ON M5X 1E2

If you have questions, please contact Kingsdale Advisors (Co-Agent and Depositary for the Offer) and or Gryphon Advisors (Co-Agent) for the Offer, by telephone at 1-888-823-4343 (toll free in North America), or 416-867-2272 (collect calls outside North America), or by email at contactus@kingsdaleadvisors.com